As filed with the Securities and Exchange Commission on November 26, 2002




                 SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                              FORM S-8
                       REGISTRATION STATEMENT
                                Under
                     The Securities Act of 1933

                          CORGENIX MEDICAL CORPORATION
             (Exact name of registrant as specified in its charter)

             Nevada                            93-1223466
 (State or other jurisdiction of            (I.R.S. Employer
 incorporation or organization)          Identification Number)


                         12061 Tejon Street
                     Westminster, Colorado 80234
                           (303) 457-4345
(Address,   including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Amended and Restated Employee Stock Purchase Plan
                Amended and Restated 1999 Incentive Stock Plan
                        (Full title of plan)



     Douglass T. Simpson                       With a copy to:
          President                       Lester R. Woodward, Esq.
     12061 Tejon Street                   Davis Graham & Stubbs LLP
 Westminster, Colorado 80234             1550 17th Street, Suite 500
       (303) 457-4345                      Denver, Colorado 80202

      (Name, address, including zip code, and telephone number, including area code, of agent for service)




                   CALCULATION OF REGISTRATION FEE

========================================================================
Title of each class Amount to be  Proposed        Proposed  Amount of
of securities to     registered    maximum        maximum  registration
  be registered                offering price    aggregate     fee
                                 per share (1)    offering
                                                  price (1)
-----------------------------------------------------------------------
-----------------------------------------------------------------------

Common Stock ($.001    740,000       $.355        $262,700    $24.17
par value) (2)         shares
==================================================================

(1) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the average of the bid and asked price of the Company's Common Stock on November 20, 2002 as reported on the OTC Bulletin Board(R).
(2) Amount to be registered includes 600,000 shares of Common stock to be issued pursuant to the Amended and Restated 1999 Incentive Stock Plan and 140,000 shares of Common stock to be issued pursuant to the Amended and Restated Employee Stock Purchase Plan.

                                EXPLANATORY NOTE


      This Registration Statement registers an additional 600,000 shares of common stock, $0.001 par value per share (the "Common Stock"), of Corgenix Medical Corporation (the "Company"), issuable under the Company's Amended and Restated 1999 Incentive Stock Plan (the "1999 Plan"). The remaining 2000,000 (post-reverse stock split) shares of Common Stock available under the 1999 Plan were previously registered by Registration Statement on Form S-8 (File No. 333-55682) filed February 15, 2001, which Registration Statement is hereby incorporated by reference.

      This Registration Statement also registers an additional 140,000 shares of Common Stock issuable under the Company's Amended and Restated Employee Stock Purchase Plan (the "ESPP"). The remaining 60,000 (post-reverse stock split) shares of Common Stock available under the ESPP were previously registered, 30,000 (post-reverse stock split) shares by Registration Statement on Form S-8 (File No. 333-69775) filed December 18, 1998 and 30,000 (post-reverse stock split) shares by Registration statement on Form S-8 (File No. 333-55682) filed February 15, 2001, which Registration Statements are hereby incorporated by reference.

                                     PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 8.         Exhibits

     4.1   Amended and Restated Employee Stock Purchase Plan. 1/
                                                              -

     4.2   Amended and Restated 1999 Incentive Stock Plan. 1/
                                                           -

     5.1   Opinion and Consent of Davis, Graham & Stubbs LLP. 2/
                                                              -

    23.1   Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1).
                                                                           -

    23.2   Consent of KPMG LLP. 2/
                               --

24.1  Power of Attorney (included in signature page).

-------------------------------------------------------------------------------
1/ Filed previously as an Exhibit to the Company's Proxy Statement on Form 14A, as filed with the Commission on October 23, 2002, and incorporated herein by reference.
2/ Attached hereto.

                             SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on the 26th day of November, 2002.

                                 CORGENIX MEDICAL CORPORATION


                                 By: s/ Luis R. Lopez, M.D.
                                     ------------------------------
                                    Luis R. Lopez, MD
                                    Chairman  of the Board and Chief  Executive
                                    Officer

                          POWER OF ATTORNEY

           KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Luis R. Lopez and Douglass T. Simpson, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

-------------------------------------------------------------------------

Signatures                 Title                 Date
-------------------------------------------------------------------------
-------------------------------------------------------------------------

S/ Luis R. Lopez, M.D      Chairman of the       November 26, 2002
-----------------------    Board, Chief
 Luis R. Lopez, M.D.       Executive Officer
                           and Director
                           (principal executive
                           officer)

-------------------------------------------------------------------------
-------------------------------------------------------------------------

S/ Douglass T. Simpson     President and         November 26, 2002
-----------------------    Director
Douglass T. Simpson
-------------------------------------------------------------------------
-------------------------------------------------------------------------

S/ William H. Critchfield  Vice President and    November 26, 2002
-------------------------- CFO (principal
William H. Critchfield     finiancial and
                           accounting officer)

S/ Jack W. Payne           Director              November 26, 2002
-----------------------
Jack W. Payne


S/ Wendell J. Gardner      Director              November 26, 2002
-----------------------
Wendell J. Gardner


S/ Jun Sasaki              Director              November 26, 2002
-----------------------
Jun Sasaki

-------------------------------------------------------------------------

                                  EXHIBIT INDEX

Exhibit
  No.      Description

5.1        Opinion and Consent of Davis, Graham & Stubbs LLP.

23.1       Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1).

23.2       Consent of KPMG Peat Marwick LLP.

24.1       Power of Attorney (included in signature page).

                                                                     EXHIBIT 5.1

November 26, 2002

Corgenix Medical Corporation
12061 Tejon Street
Westminster, CO 80234

Re:   Sale of Shares of Common Stock Pursuant to Registration Statement on
      Form S-8

Dear Ladies and Gentlemen:

           We have acted as counsel to Corgenix Medical Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about November 14, 2002. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 600,000 shares of the Company's common stock, $.01 par value per share ("Common Stock"), reserved for issuance under the Company's Amended and Restated 1999 Incentive Stock Plan (the "1999 Plan"), and 140,000 shares of Common Stock reserved for issuance under the Company's Amended and Restated Employee Stock Purchase Plan (the "ESPP).

           This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

           In rendering the following opinion, we have examined and relied only upon the documents specifically described below. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents: (1) Articles of Incorporation of the Company, as amended, (2) Bylaws of the Company, as amended,
(3) resolutions adopted by the Board of Directors of the Company authorizing the adoption and any amendments to the 1999 Plan and the ESPP and any related matters; and (4) the Registration Statement and any exhibits thereto.

           We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

           The following opinion is limited solely to the applicable provisions of the Nevada General Corporation Law. While we are not licensed to practice in the State of Nevada, we have reviewed applicable provisions of the Nevada General Corporation Law as we have deemed appropriate. Except as described, we have neither examined nor do we express any opinion with respect to Nevada law.

           Based upon and subject to the foregoing, we are of the opinion that the Shares are duly and validly authorized and when issued and sold as contemplated by the 1999 Plan or the ESPP, as the case may be, will be legally and validly issued, fully paid and non-assessable shares of Common Stock.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission.

                                                      Very truly yours,

                                                      Davis Graham & Stubbs LLP

                                                                    EXHIBIT 23.2



                          Independent Auditors' Consent

The Board of Directors
Corgenix Medical Corporation:

We consent to the use of our report dated August 23, 2002, with respect to the consolidated balance sheets of Corgenix Medical Corporation and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations and comprehensive income, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended June 30, 2002, which is included the June 30, 2002 Form 10-KSB of Corgenix Medical Corporation, incorporated herein by reference.

KPMG LLP


Denver, Colorado
November  26, 2002